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                                                                   EXHIBIT 5(a)


                                 June 13, 2002


Post Apartment Homes, L.P.
4401 Northside Parkway
Suite 800
Atlanta, Georgia 30327

         Re:      Post Apartment Homes, L.P. -- 6.11% Notes due 2007

Ladies and Gentlemen:

                  We have acted as counsel for Post Apartment Homes, L.P., a Georgia limited partnership (the "Operating Partnership,") in connection with the registration under the Securities Act of 1933, as amended, of $25,000,000 aggregate principal amount of 6.11% Notes due 2007 (the "Notes") pursuant to a Prospectus Supplement dated June 13, 2002 (the "Notes Prospectus Supplement").

         In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates and telegrams of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of Post GP Holdings, Inc., a Georgia corporation and the general partner of the Operating Partnership, and of certain officers of Post GP Holdings.

                  We have assumed that the execution and delivery of, and the performance of all obligations under, an Indenture dated as of September 15, 2000 as supplemented by the First Supplemental Indenture dated December 1, 2000, (collectively, the "Indenture") between the Operating Partnership and SunTrust Bank, as the trustee (the "Trustee") will be duly authorized by all requisite action by the Trustee, and that the Indenture was duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

                 This opinion is limited in all respects to the laws of the States of Georgia and New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect


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Post Apartment Homes, L.P.
June 13, 2002
Page 2


which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                  Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

         (i) The Operating Partnership is a validly existing limited partnership under the laws of the State of Georgia;

         (ii) Upon the issuance and sale thereof as described in the Notes Prospectus Supplement and, when executed by the Operating Partnership and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes will be (x) valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms and (y) be entitled to the benefits of the Indenture, subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or law).

                  This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Operating Partnership in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

                  We hereby consent to the filing of this opinion as an Exhibit to the current report on Form 8-K and to the reference to us under the caption "Legal Matters" in the Prospectus Supplement dated June 13, 2002.


                                    Very truly yours,

                                    /s/ King & Spalding
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                                    KING & SPALDING